EQUITY SUBSCRIPTION AGREEMENT
                        -------------------------------

This agreement is dated the 7th day of September, 2001 and is made by and between RHINO RESORT LIMITED ("Rhino Resort") and SILVERSTAR DEVELOPMENT LIMITED ("Silverstar") and CENTURY CASINOS AFRICA (PTY) LIMITED ("Century") (hereinafter collectively referred to as "the parties").

WHEREBY  IT  IS  AGREED  AS  FOLLOWS:

A.     ISSUE  OF  SHARES
-      -----------------

Rhino, at its own cost, shall immediately upon execution of this agreement give irrevocable instruction to its attorneys to cause that there be issued to Century, as soon as practicable, shares in Rhino so as to constitute Century the beneficial owner of fifty percent (50%) of the issued share capital of Rhino Resort and shall, from the date of execution of this agreement, conduct the business of Rhino (including election / appointment of directors and the voting of shareholders) as if the issue of said shares to Century had been completed as at the date of execution of this agreement.

B     UNDERTAKING  TO  PROVIDE  EQUITY  FUNDS
-     ---------------------------------------

Century Casinos Africa (Pty) Limited ("Century") hereby undertakes to Rhino Resort Limited ("Rhino Resort") which hereby accepts the benefit of this undertaking that:

1. Century shall inject an amount of R40 million by way of equity share capital into the share capital of Rhino Resort.

2. This undertaking is subject to the fulfillment by no later than Dec 31 2003 of the following suspensive conditions which are inserted into this undertaking and agreement for the benefit of Century:

       2.1 The issue of a casino licence to Rhino Resort to develop and operate a casino in the West Rand (Gauteng province) upon exactly the same terms as outlined in Rhino Resort's amended application lodged with the Gauteng Gambling Board (these terms specifically include the location of the temporary casino at Hillfox Power Centre for a period of not less than three (3) years, the allocation of not less than seven hundred (700) gaming machines for the temporary casino and nine hundred and fifty
            (950) gaming machines for the permanent casino, the approval of the management fees presently envisaged as payable by Rhino Resort to CCWR and that no third party shall have legally disputed the grant of such casino licence prior to the fulfillment date stated above;


       2.2 That the Casino and Resort Management Agreement between Rhino and CCWR, as amended, remains in good standing and undisputed;

       2.3 That a firm, irrevocable and unconditional commitment from a reputable bank acceptable to Century is in place for the entire funding (other than the R40 million capital contribution from Century) necessary to develop and operate the temporary and permanent casino resort as presently proposed by Rhino Resort in the amended application to the Gauteng Gambling Board.

       2.4 That Kairo Management SA (Pty) Limited ("Kairo") has agreed, in writing, to irrevocably waive any and all of its rights under article 5.6 of the Memorandum of Agreement dated May 2000, entered into by and between Silverstar, CCWR, Rhino Hotel & Resort (Pty) Ltd, and Kairo.

       2.5 That the issue of shares and appointment of directors and other such relevant matters described in paragraph A above ("Issue of Shares") have been completed, formalized, and ratified.



C     MANNER  OF  PROVISION  OF  EQUITY  FUNDS
-     ----------------------------------------

Subject to the fulfillment or waiver of the suspensive conditions in accordance with B above, Century shall (unless otherwise agreed between the parties) cause to be deposited in a bank account designated by Rhino the sum of R40 million no later than five business prior to the completion of the first drawdown of funds envisaged to be provided in paragraph 2.3 above.


D     CHANGE  OF  APPLICANT  ENTITY
-     -----------------------------
In the event, for whatever reason, it is determined that an entity other than Rhino be introduced to be the beneficiary of that process generally known as "The Amendment Application", then the parties agree that they shall procure that any and all such action shall be taken that may be required to establish with that substitute entity the rights, obligations, and benefits of all parties as are established under this Agreement.

E     EVENT  OF  NON-FULFILLMENT  OR  NON-WAIVER  OF  SUSPENSIVE  CONDITIONS
-     ----------------------------------------------------------------------

In the event that, for whatever reason, the suspensive conditions specified in B above have not been fulfilled or waived prior to December 31, 2003 and that Century, as a result, has not provided funding as specified in B and C above, the provisions of this Equity Subscription Agreement shall be null and void and the status as prior to the date of execution shall be restored.

DATED  AT  JMB  THIS  8TH  DAY  OF  SEPTEMBER  2001.

/S/  JAMES  FORBES
------------------
CENTURY  CASINOS  AFRICA  (PTY)  LIMITED



DATED  AT  JMB  THIS  7TH  DAY  OF  SEPTEMBER  2001.

/S/  JAMES  FORBES
------------------
RHINO  RESORT  LIMITED



DATED  AT  JMB  THIS  7TH  DAY  OF  SEPTEMBER  2001.

/S/  JOSE  GARCIA  DA  SILVA
----------------------------
SILVERSTAR  DEVELOPMENT  LIMITED